TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES      Exhibit 11.1
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                Three Months Ended   Six Months Ended
                                                     June 30,            June 30,
                                                  1997     1996      1997     1996
                                                -------  -------    -------  -------
                                             (in thousands, except per common share data)
Weighted average common shares outstanding
  used in the computation of per common share
  earnings:
            Common shares issued (a)             35,345   35,252     35,338   35,244
            Common shares in treasury               800      800        800      800
                                                -------  -------    -------  -------

Weighted average common shares outstanding (b)   34,545   34,452     34,538   34,444
                                                =======  =======    =======  =======

Net income (applicable to common stock)         $43,144  $37,759    $84,765  $73,989
                                                =======  =======    =======  =======

Net income per common share (b)                 $  1.25  $  1.10    $  2.45  $  2.15
                                                =======  =======    =======  =======

(a)   Adjusted for a 3-for-2 split of the common stock, paid July 18, 1997.

(b)   The effect of all other common stock equivalents is not significant; therefore, this information is not presented.


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